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As filed with the Securities and Exchange Commission on January 8, 2002

Registration No. 333-75564

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 1
FORM S-3
REGISTRATION STATEMENT
Under
THE SECURITIES ACT OF 1933

SEEBEYOND TECHNOLOGY CORPORATION
(Exact name of Registrant as specified in its charter)

Delaware	95-4249153
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

404 East Huntington Drive
Monrovia, California 91016
(626) 471-6000
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Barry J. Plaga
Senior Vice President, Chief Financial Officer
404 East Huntington Drive
Monrovia, California 91016
(626) 471-6000
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Jeffrey D. Saper, Esq.
Wilson Sonsini Goodrich & Rosati
Professional Corporation
650 Page Mill Road
Palo Alto, CA 94304
(650) 493-9300
Fax: (650) 493-6811

Approximate date of commencement of proposed sale to the public:
From time to time after the effective date of this Registration Statement.

   If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

   If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 (the "Securities Act"), other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /x/

   If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

   If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

   If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

   The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to Section 8(a), may determine.

PROSPECTUS
(Subject to Completion, dated January 8, 2002)

2,574,298 Shares

SeeBeyond Technology Corporation

Common Stock

    This prospectus relates to the public offering, which is not being underwritten, of up to 2,574,298 shares of our Common Stock which is held by two of our current stockholders. The selling stockholders identified in this prospectus acquired shares of our Common Stock from us in a private placement transaction on December 19, 2001.

    The prices at which such stockholders may sell the shares will be determined by the prevailing market price for the shares or in negotiated transactions. SeeBeyond will not receive any of the proceeds from the sale of the shares.

    Our Common Stock is listed on the Nasdaq National Market under the symbol "SBYN." On January 7, 2002, the closing price for our Common Stock was $12.27 per share.

    Investing in the Common Stock involves certain risks. See "Risk Factors" beginning on page 3.

    The Securities and Exchange Commission and state securities regulators have not approved or disapproved of these securities or determined if this Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus is January   , 2002.

    No person has been authorized to give any information or to make any representations other than those contained in this prospectus in connection with the offering made hereby, and if given or made, such information or representations must not be relied upon as having been authorized by SeeBeyond, any selling stockholder or by any other person. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create any implication that information herein is correct as of any time subsequent to the date hereof. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any security other than the securities covered by this prospectus, nor does it constitute an offer to or solicitation of any person in any jurisdiction in which such offer or solicitation may not lawfully be made. References made herein to this prospectus shall include any prospectus supplement subsequently filed.

Where You Can Find More Information

    We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC's public reference room in Washington, D.C. Please call the SEC at 1-800-SEC-0330 for further information on the public conference rooms. Our SEC filings are also available to the public from the SEC's web site at http://www.sec.gov.

    The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information filed with the SEC will update and supersede this information. We incorporate by reference the documents listed below and any future filings made by us with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until the offering described in this prospectus is completed.

  (1)
  SeeBeyond's Annual Report on Form 10-K for the year ended December 31, 2000, filed with the SEC on March 30, 2001;

  (2)
  SeeBeyond's Quarterly Reports on Form 10-Q, for the quarter ended March 31, 2001 filed with the SEC on May 15, 2001, for the quarter ended June 30, 2001 filed with the SEC on August 14, 2001, and for the quarter ended September 30, 2001 filed with the SEC on November 14, 2001.

  (3)
  SeeBeyond's Current Report on Form 8-K, filed with the SEC on March 19, 2001;

  (4)
  SeeBeyond's Current Report on Form 8-K filed with the SEC on December 20, 2001; and

  (5)
  The description of our Common Stock contained in our Registration Statement on Form S-1, as amended, filed with the SEC on February 17, 2000.

    You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

  Barry J. Plaga
  Senior Vice President, Chief Financial Officer
  SeeBeyond Technology Corporation
  404 East Huntington Drive
  Monrovia, California 91016
  (626) 471-6000

    You should rely only on the information incorporated by reference or provided in this prospectus. We have authorized no one to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of the document.

SeeBeyond Technology Corporation

    SeeBeyond is a leading global provider of e-Business integration (eBI) solutions, enabling the seamless flow of information within and among enterprises in real time. The SeeBeyond eBI Suite offers a rapidly deployable and infinitely scalable infrastructure for seamless application integration, dynamic business-to-business connectivity and robust business processes optimization.

    SeeBeyond Technology Corporation was founded in 1989 and sold its first products and services in 1991 under the name "Software Technologies Corporation." The Company adopted the name "SeeBeyond Technology Corporation" in 2001 and changed its state of incorporation to the State of Delaware in July 2001. As of November 13, 2001, there were 71,831,962 shares of Common Stock of SeeBeyond issued and outstanding.

Forward-Looking Statements

    This prospectus and the documents incorporated herein by reference contain forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Words such as "anticipates," "expects," "intends," "plans," "believes," "seeks," "estimates," variations of such words and similar expressions are intended to identify such forward- looking statements. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict. Therefore, actual results could differ materially from those expressed or forecasted in any such forward-looking statements as a result of certain factors, including those set forth in "Risk Factors," as well as those noted in the documents incorporated herein by reference. In connection with forward-looking statements which appear in these disclosures, investors should carefully review the factors set forth in this prospectus under "Risk Factors."

Risk Factors

    You should carefully consider the risks described below before making an investment decision. The risks and uncertainties described below are not the only ones facing our company. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations.

    If any of the following risks actually occur, our business, financial condition or results of operations could be materially adversely affected. In such case, the trading price of our Common Stock could decline and you could lose all or part of your investment.

    This prospectus also contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks faced by us described below and elsewhere in this prospectus.

    The following risk factors should be considered in conjunction with the information included or incorporated by reference in this prospectus and the registration statement of which it forms a part.

Risks Related to SeeBeyond

We have a large accumulated deficit, we may incur future losses and we may not achieve or maintain profitability.

    We have incurred substantial losses since 1998 as we increased funding of the development of our products and technologies and expanded our sales and marketing organization. As of September 30, 2001, we had an accumulated deficit of $104.1 million. We may incur future losses in future periods and we may not achieve or maintain profitability on a quarterly or annual basis.

We experience long and variable sales cycles, which could have a negative impact on our results of operations for any given quarter.

    Our products are often used by our customers throughout their organizations to address critical business problems. Customers generally consider a wide range of issues before committing to purchase our products, including product benefits, the ability to operate with existing and future computer systems, the ability to accommodate increased transaction volumes and product reliability. Many customers are addressing these issues for the first time when they consider whether to buy our products and services. As a result, we or other parties, including systems integrators, must educate potential customers on the use and benefits of our products and services. In addition, the purchase of our products generally involves a significant commitment of capital and other resources by a customer. This commitment often requires significant technical review, assessment of competitive products and approval at a number of management levels within a customer's organization. Our sales cycle may vary based on the industry in which the potential customer operates and is difficult to predict for any particular license transaction. The length and variability of our sales cycle makes it difficult to predict whether particular sales will be concluded in any given quarter. If one or more of our license transactions are not consummated in a given quarter, our results of operations for that quarter may be below our expectations and the expectations of analysts and investors.

Our operating results are highly dependent on license revenues from one software suite, and our business could be materially harmed by factors that adversely affect the pricing and demand for this software suite.

    Substantially all of our license revenues have been, and are expected to continue to be, derived from the license of our eBusiness Integration Suite. Accordingly, our future operating results will depend on the demand for eBusiness Integration Suite by future customers, including new and enhanced releases that are subsequently introduced. Our core technology engine, e*Gate version 4.0, was completed in September 1999 and commercially launched in November 1999 followed by version 4.5 in September 2001. If our competitors release new products that are superior to our eBI Suite in performance or price, or if we fail to enhance our eBI Suite and introduce new products in a timely manner, demand for our products may decline, and we may have to reduce the pricing of our products. A decline in demand or pricing for our eBI Suite as a result of these or other factors would significantly reduce our revenues.

    In the past, we have experienced delays in the commencement of commercial releases of our eBI Suite. To date, these delays have not had a material impact on our revenues. In the future, we may fail to introduce or deliver new products on a timely basis. If new releases or products are delayed or do not achieve market acceptance, we could experience customer dissatisfaction or a delay or loss of revenues. For example, the introduction of new enterprise and business applications requires us to introduce new e*Ways adapters to support the integration of these applications. Our failure to introduce these or other modules in a timely manner could cause our revenues and market share to decline. In addition, customers may delay purchases of our products in anticipation of future releases. If customers defer material orders in anticipation of new releases or new product introductions, our revenues may decline.

    Moreover, as we release enhanced versions of our products, we may not be successful in upgrading our customers who purchased previous versions of our eBI Suite to the current version. We also may not be successful in selling add-on modules for our products to existing customers. Any failure to continue to upgrade existing customers' products or sell new modules, if and when they are introduced, could negatively impact customer satisfaction and our revenues.

Our revenues will likely decline if we do not develop and maintain successful relationships with our systems integration partners, and these systems integrators also have relationships with our competitors.

    In 2000, we entered into agreements with EDS and CSC for them to install and deploy our products and perform custom integration of systems and applications. These systems integrators also engage in joint marketing and sales efforts with us. If these relationships fail, we will have to devote substantially more resources to the sales and marketing, and implementation and support of our products than we would otherwise, and our efforts may not be as effective as those of the systems integrators. In many cases, these parties have extensive relationships with our existing and potential customers and influence the decisions of these customers. We rely upon these firms to recommend our products during the evaluation stage of the purchasing process, as well as for implementation and customer support services.

    These systems integrators are not contractually required to implement our products, and competition for these resources may preclude us from obtaining sufficient resources to provide the necessary implementation services to support our needs. If the number of installations of our products exceeds our access to the resources provided by these systems integrators, we will be required to provide these services internally, which would increase our expenses and significantly limit our ability to meet our customers' implementation needs. A number of our competitors have stronger relationships with some of these systems integrators and, as a result, these systems integrators might be more likely to recommend competitors' products and services instead of ours. In addition, a number of our competitors have relationships with a greater number of these systems integrators or have stronger systems integrator relationships based on specific vertical markets and, therefore, have access to a broader base of customers.

    Our failure to establish or maintain systems integrator relationships would significantly harm our ability to license and successfully implement our software products. In addition, we rely on the industry expertise and customer contacts of these firms in order to market our products more effectively. Therefore, any failure of these relationships would also harm our ability to increase revenues in key commercial markets. We are currently investing, and plan to continue to invest, significant resources to develop these relationships. Our operating results could be adversely affected if these efforts do not generate license and service revenues necessary to offset this investment.

    In March 2001, we entered into a strategic marketing agreement and established a relationship with General Motors Corporation ("GMC"). Under this agreement, GMC assists us in our sales and marketing efforts to affiliates within the GMC family of companies and their suppliers. If this relationship with GMC fails to continue to develop as we anticipate, we will have to devote more resources to the sales and marketing of our products than we would otherwise, and our efforts may not be as effective as those of GMC in marketing our products to these divisions and companies affiliated with GMC. Our failure to maintain this relationship with GMC could harm our ability to increase our revenues from the license and successful implementation of our software products in this key commercial market.

Our markets are highly competitive and, if we do not compete effectively, we may suffer price reductions, reduced gross margins and loss of market share.

    The market for our products is intensely competitive, evolving and subject to rapid technological change. We expect the intensity of competition to increase in the future. As a result of increased competition, we may have to reduce the price of our products and services, and we may experience reduced gross margins and loss of market share, any one of which could significantly reduce our future revenues and operating results. Our current competitors include vendors offering enterprise application integration, or EAI, and traditional electronic data interchange, or EDI, software products, as well as "in house" information technology departments of potential customers that have developed or may develop systems that provide some or all of the functionality of our e*Xchange product suite. We may also encounter competition from major enterprise software developers in the future.

    Many of our existing and potential competitors have more resources, broader customer relationships and better-established brands than we do. In addition, many of these competitors have extensive knowledge of our industry. Some of our competitors have established or may establish cooperative relationships among themselves or with third parties to offer a single solution and increase the ability of their products to address customer needs.

Our growth continues to place a significant strain on our management systems and resources. If we fail to manage our growth, our ability to market and sell our products and develop new products may be harmed.

    We must plan and manage our growth effectively in order to offer our products and services and achieve revenue growth and profitability in a rapidly evolving market. We continue to increase the scope of our operations domestically and internationally and have in recent years added a number of employees. Our growth has and will continue to place a significant strain on our management systems and resources, and we may not be able to effectively manage our growth in the future.

    Furthermore, if our relationships with systems integrators succeed and we are able to penetrate additional commercial markets, we may need additional sales and marketing and professional services resources to support these customers. The growth of our customer base will require us to invest significant resources in the training and development of our employees and our systems integration partners. If these organizations fail to keep pace with the number and demands of the customers that license our products, our ability to market and sell our products and services and our ability to develop new products and services will be harmed. To manage our business, we must continue to:

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    effectively manage our direct sales force;

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    effectively manage our professional services organization;

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    hire and retain qualified software engineers;

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    improve our operational, financial and management controls;

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    improve our reporting systems and procedures;

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    enhance our management and information control systems; and

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    effectively manage, train and motivate our workforce.

Our operating results fluctuate significantly, and an unanticipated decline in revenues or gross margin may disappoint securities analysts or investors and result in a decline in our stock price.

    Our quarterly operating results have fluctuated significantly in the past and may vary significantly in the future. We believe that period-to-period comparisons of our historical results of operations are not a good predictor of our future performance.

    Our revenues and operating results depend upon the volume and timing of customer orders and payments and the date of product delivery. Historically, a substantial portion of our revenues in a given quarter has been recorded in the final month of that quarter, with a concentration of these revenues in the last two weeks of the final month. We expect this trend to continue and, therefore, any failure or delay in the closing of orders would have a material adverse effect on our quarterly operating results. Since our operating expenses are based on anticipated revenues and because a high percentage of these expenses are relatively fixed, a delay in the recognition of revenues from one or more license transactions could cause significant variations in operating results from quarter to quarter and cause a decline in our stock price. We realize substantially higher gross margins on our license revenues compared to our services and maintenance revenues. Thus, our margins for any particular quarter will be highly dependent on our revenue mix in that quarter. In our international markets, we have experienced some seasonality of revenues, with lower revenues in the summer months. Although this seasonality has not had a material impact on our operating results in the past, we cannot assure you that our operating results will not fluctuate in the future as a result of these and other international trends.

    We record as deferred revenue payments from customers that do not meet our revenue recognition policy requirements. Since only a small portion of our revenues each quarter is recognized from deferred revenue, our quarterly results depend primarily upon entering into new contracts to generate revenues for that quarter. New contracts may not result in revenues in the quarter in which the contract was signed, and we may not be able to predict accurately when revenues from these contracts will be recognized. If our operating results are below the expectations of securities analysts or investors for these or other reasons, our stock price would likely decline, perhaps substantially.

A downturn in the general economy or an industry trend toward reducing or delaying additional information technology spending due to cost-cutting pressures could reduce demand for our products and services.

    We rely significantly upon customers making large information technology purchasing decisions a source of revenue. In 2001, we have experienced a general slow-down in the level of capital spending by some of our customers due to the general economic downturn, which has adversely affected our revenues. This slow-down in capital spending, if sustained in future periods, could result in reduced sales or the postponement of sales to our customers. There can be no assurance that the level of spending on information technology in general, or on e-Business integration software by our customers and potential customers in particular, will increase or remain at current levels in future periods. Lower spending on information technology could result in reduced sales to our customers and could impair our operating results in future periods.

If we fail to attract and retain qualified personnel, our ability to compete will be harmed.

    We depend on the continued service of our key technical, sales and senior management personnel, including our founder and Chief Executive Officer, James T. Demetriades. None of these persons is bound by an employment agreement, and we do not maintain key person life insurance on any of these persons, other than Mr. Demetriades. The loss of any of our senior management or other key research and development or sales and marketing personnel could adversely affect our future operating results. In addition, we must attract, retain and motivate highly skilled employees, including sales personnel and software engineers. We face significant competition for individuals with the skills required to develop, market and support our products and services. We cannot assure you that we will be able to recruit and retain sufficient numbers of these highly skilled employees. If we fail to do so, our ability to compete will be significantly harmed.

Our substantial and expanding international operations are subject to uncertainties, which could adversely affect our operating results.

    Revenues from the sale of products and services outside the United States accounted for 33% and 22% of our total revenues for the nine months ended September 30, 2001 and 2000, respectively. Revenues from the sale of products and services in the United Kingdom as a percent of our total revenues were 18% and 9% for the nine months ended September 30, 2001 and 2000, respectively, while revenues from the sale of our products and services in Germany as a percent of total revenues remained unchanged at 4% for the nine months ended September 30, 2001 and 2000. We believe that revenues from sales outside the United States will continue to account for a material portion of our total revenues for the foreseeable future. We are exposed to several risks inherent in conducting business internationally, such as:

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    fluctuations in currency exchange rates, which could result in increased expenses;

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    unexpected changes in regulatory requirements, including imposition of currency exchange controls, applicable to our business or to the Internet, which could result in increased costs of doing business overseas;

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    difficulties and costs of staffing and managing international operations;

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    political and economic instability, which could result in increasing governmental ownership or regulation of businesses or other instrumentalities of commerce, wage and price controls, higher interest rates and spiraling inflation; and

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    reduced protection for intellectual property rights in some countries.

    Any of these factors could adversely affect our international operations and, consequently, our operating results.

We could suffer losses and negative publicity if new versions or releases of our products contain errors or defects.

    Our products and their interactions with customers' software applications and IT systems are complex and, accordingly, there may be undetected errors or failures when our products are introduced or as new versions are released. In the past we have discovered software errors in our new releases and new products after their introduction, which has resulted in additional research and development expenses. To date, these additional expenses have not been material. These errors have resulted in product release delays, delayed revenues and customer dissatisfaction. In the future we may discover errors, including performance limitations, in new releases or new products after the commencement of commercial shipments. Since many customers are using our products for mission-critical business operations, any of these occurrences could seriously harm our business and generate negative publicity, which could have a negative impact on future sales. Although we maintain product liability and errors and omissions insurance, we cannot assure you that these policies will be sufficient to compensate for losses caused by any of these occurrences.

If our products do not operate with the many hardware and software platforms used by our customers and keep pace with technological change, our business may fail.

    We currently serve a customer base with a wide variety of constantly changing hardware, software applications and networking platforms. If our products fail to gain broad market acceptance due to an inability to support a variety of these platforms, our operating results may suffer. Our business depends on a number of factors, including the following:

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    our ability to integrate our products with multiple platforms and existing, or legacy, systems and to modify our products as new versions of software applications are introduced;

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    the portability of our products, particularly the number of operating systems and databases that our products can source or target;

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    our ability to anticipate and support new standards, especially Internet standards;

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    the integration of additional software modules under development with our existing products; and

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    our management of software being developed by third parties for our customers for use with our products.

    Our industry is characterized by very rapid technological change, frequent new product introductions and enhancements, changes in customer demands and evolving industry standards. We have also found that the technological life cycles of our products are difficult to estimate. We believe that we must continue to enhance our current products and concurrently develop and introduce new products that anticipate emerging technology standards and keep pace with competitive and technological developments. Failure to do so will harm our ability to compete. As a result, we are required to continue to make substantial product development investments.

The market for e-Business integration software may not grow as quickly as we anticipate, which would cause our revenues to fall below expectations.

    The market for e-Business integration software is rapidly evolving. We earn substantially all of our license revenues from sales of our eBI Suite software suite. We expect to earn substantially all of our revenues in the foreseeable future from sales of our eBI Suite and related products and services. Our future financial performance will depend on continued growth in the number of organizations demanding software and services for application integration and e-Business solutions and seeking outside vendors to develop, manage and maintain this software for their critical applications. Many of our potential customers have made significant investments in internally developed systems and would incur significant costs in switching to third-party products, which may substantially inhibit the growth of the market for e-Business integration software. If this market fails to grow, or grows more slowly than we expect, our revenues will be adversely affected.

If we fail to adequately protect our proprietary rights, we may lose these rights and our business may be seriously harmed.

    We depend upon our ability to develop and protect our proprietary technology and intellectual property rights to distinguish our product from our competitors' products. The unauthorized use by others of our proprietary rights could materially harm our business. We rely on a combination of copyright, trademark and trade secret laws, as well as confidentiality agreements and licensing arrangements, to establish and protect our proprietary rights. We have no issued patents. Despite our efforts to protect our proprietary rights, existing laws afford only limited protection. Attempts may be made to copy or reverse engineer aspects of our products or to obtain and use information that we regard as proprietary. Accordingly, we cannot be certain that we will be able to protect our proprietary rights against unauthorized third party copying or use. Furthermore, policing the unauthorized use of our products is difficult, and expensive litigation may be necessary in the future to enforce our intellectual property rights.

Our products could infringe the intellectual property rights of others, causing costly litigation and the loss of significant rights.

    Third parties may claim that we have infringed their current or future intellectual property rights. We expect that software developers in our market will increasingly be subject to infringement claims as the number of products in different software industry segments overlap. Any claims, with or without merit, could be time-consuming, result in costly litigation, prevent product shipment or cause delays, or require us to enter into royalty or licensing agreements, any of which could harm our business. Patent litigation in particular has complex technical issues and inherent uncertainties. In the event an infringement claim against us is successful and we cannot obtain a license on acceptable terms, license a substitute technology or redesign our products to avoid infringement, our business would be harmed. Furthermore, former employers of our current and future employees may assert that our employees have improperly disclosed to us or are using their confidential or proprietary information.

Failure to raise additional capital or generate the significant capital necessary to expand our operations and invest in new products could reduce our ability to compete and result in lower revenues.

    We currently expect that we will have sufficient funds to meet our working capital and capital expenditure needs for at least the next 12 months. After that, we may need to raise additional funds, and we cannot be certain that we will be able to obtain additional debt or equity financing on favorable terms, or at all. If we raise additional equity financing, our stockholders may experience significant dilution of their ownership interests and the per share value of our Common Stock could decline. If we engage in debt financing, we may be required to accept terms that restrict our ability to incur additional indebtedness and that force us to maintain specified liquidity or other ratios, any of which could harm our business. If we need additional capital and cannot raise it on acceptable terms, we may not be able to, among other things:

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    develop or enhance our products and services;

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    maintain or expand our sales and marketing organizations;

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    acquire complementary technologies, products or businesses;

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    expand operations, in the United States or internationally;

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    hire, train and retain employees; or

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    respond to competitive pressures or unanticipated working capital requirements.

    Our failure to do any of these things could result in lower revenues and could seriously harm our business.

We may be at risk of securities class action litigation due to volatility in our stock price.

    In the past, securities class action litigation has often been brought against a company following a decline in the market price of its securities. This risk is especially acute for us because technology companies have experienced greater than average stock price volatility in recent years and, as a result, have been subject to, on average, a greater number of securities class action claims than companies in other industries. In the future, we may be the target of similar litigation. Securities litigation could result in substantial costs and divert our management's attention and resources, and could seriously harm our business.

We have implemented anti-takeover provisions that could discourage or prevent a takeover, even if an acquisition would be beneficial to our stockholders.

    Some provisions of Delaware law and our certificate of incorporation and bylaws could have the effect of delaying or preventing a third party from acquiring us, even if a change in control would be beneficial to our stockholders. For example, our certificate of incorporation provides for a classified board of directors whose members serve staggered three-year terms and does not provide for cumulative voting in the election of directors. Our board of directors has the authority, without further action by our stockholders, to fix the rights and preferences of and issue shares of preferred stock. In addition, our stockholders are unable to act by written consent. These and other provisions could make it more difficult for a third party to acquire us, even if doing so would benefit our stockholders.

Use of Proceeds

    SeeBeyond will not receive any of the proceeds from the sale of the shares offered by this prospectus. All proceeds from the sale of the shares offered hereby will be for the account of the selling stockholder, as described below.

Selling Stockholders

    The following table sets forth as of the date of this prospectus, the name of the selling stockholders, the number of shares of Common Stock that the selling stockholders own, the number of shares of Common Stock owned by the selling stockholders that may be offered for sale from time to time by this prospectus, and the number of shares of Common Stock to be held by the selling stockholders assuming the sale of all the Common Stock offered hereby. An aggregate of 2,574,298 shares of Common Stock may be offered for sale by this prospectus.

    The selling stockholders may distribute their shares, from time to time, to their limited and/or general partners, who may sell shares pursuant to this prospectus. The selling stockholders may also transfer shares owned by them by gift, and upon any such transfer the donee would have the same right of sale as such selling stockholder. We may amend or supplement this prospectus from time to time to update the disclosure set forth herein.

    The shares being offered by the selling stockholders that appear on the following table were acquired from us in a private placement transaction on December 19, 2001.

	Shares Beneficially Owned Prior to Offering		Number of Shares Being Offered	Shares Beneficially Owned After Offering
Name of Selling Stockholder
	Number	Percent	Offered	Number	Percent
Acqua Wellington Private Placement Fund, Ltd.	1,174,298	1.6%	1,174,298	—	—
Acqua Wellington Opportunity I Limited	1,400,000	1.9%	1,400,000	—	—
TOTAL	2,574,298	3.5%	2,574,298	—	—

Plan of Distribution

    The shares covered by this prospectus may be offered and sold from time to time by the selling stockholders. The selling stockholders will act independently of SeeBeyond in making decisions with respect to the timing, manner and size of each sale. The selling stockholders may sell the shares being offered hereby on the Nasdaq National Market, or otherwise, at prices and under terms then prevailing or at prices related to the then current market price, at varying prices or at negotiated prices. These sales may be effected at various times in one or more of the following transactions, or in other kinds of transactions:

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  transactions on the Nasdaq National Market or any national securities exchange or U.S. inter-dealer system of a registered national securities association on which our Common Stock may be listed or quoted at the time of sale;

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  in the over-the-counter market;

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  in private transactions and transactions otherwise than on these exchanges or systems or in the over-the-counter market;

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  in connection with short sales of the shares;

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  by pledge to secure debt and other obligations;

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  through the writing of options, whether the options are listed on an options exchange or otherwise;

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  in connection with the writing of non-traded and exchange-traded call options, in hedge transactions and in settlement of other transactions in standardized or over-the-counter options; or

  •
  through a combination of any of the above transactions.

    The selling stockholder and its successors, including its transferees, pledgees or donees or their successors, may sell the Common Stock directly to purchasers or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, concessions or commissions from the selling stockholder or the purchasers. These discounts, concessions or commissions as to any particular underwriter, broker-dealer or agent may be in excess of those customary in the types of transactions involved.

    In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 of the Securities Act may be sold under Rule 144 rather than pursuant to this prospectus.

    We entered into a registration rights agreement for the benefit of the selling stockholder to register our Common Stock under applicable federal and state securities laws. The registration rights agreement provides for cross- indemnification of the selling stockholder and us and our respective directors, officers and controlling persons against specific liabilities in connection with the offer and sale of the Common Stock, including liabilities under the Securities Act. We will pay substantially all of the expenses incurred by the selling stockholder incident to the offering and sale of the Common Stock.

    To comply with the securities laws of certain states, if applicable, the shares offered hereby will be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the shares offered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

    We have advised the selling stockholder that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of the shares offered hereby in the market and to the activities of the selling stockholder and its affiliates. In addition, we will make copies of this prospectus available to the selling stockholder and have informed them of the need for delivery of copies of this prospectus to purchasers at or prior to the time of any sale of the shares offered hereby. The selling stockholder may indemnify any broker-dealer than participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

    The selling stockholder may distribute its shares, from time to time, to its limited and/or general partners, who may sell shares pursuant to this prospectus. The selling stockholder may also transfer shares owned by it by gift, and upon any such transfer the donee would have the same right of sale as the selling stockholder.

    At the time a particular offer of shares is made, if required, a prospectus supplement will be distributed that will set forth the number of shares being offered and the terms of the offering, including the name of any underwriter, dealer or agent, the purchase price paid by any underwriter, any discount, commission and other item constituting compensation, any discount, commission or concession allowed or reallowed or paid to any dealer, and the proposed selling price to the public.

Indemnification of Directors and Officers

    Our Bylaws limit the liability of our directors and officers for expenses to the maximum extent permitted by Delaware law. Delaware law provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except for liability (i) for any breach of their duty of loyalty to the corporation or its stockholders; (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law; (iii) for unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law; or (iv) for any transaction from which the director derived an improper personal benefit.

    Our Certificate of Incorporation provides that we must indemnify our directors and may indemnify our other officers, employees and agents to the fullest extent permitted by law.

    We have also entered into agreements to indemnify our directors and officers. These agreements, among other things, indemnify our directors and officers for certain expenses (including attorneys' fees), judgments, fines and settlement amounts incurred by any such person in any action or proceeding, including any action by or in the right of SeeBeyond, arising out of such person's services as a SeeBeyond director or officer, any subsidiary of SeeBeyond or any other company or enterprise to which the person provides services at our request.

    SeeBeyond's Bylaws also permit us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in such capacity, regardless of whether the Bylaws would permit indemnification. We also maintain an insurance policy insuring our directors and officers against liability for certain acts and omissions while acting in their official capacities.

    Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers or persons controlling SeeBeyond pursuant to the foregoing provisions, we have been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Legal Matters

    Certain legal matters relating to the validity of the securities offered hereby will be passed upon for SeeBeyond by Wilson Sonsini Goodrich & Rosati, Professional Corporation, Palo Alto, California.

Experts

    Ernst & Young LLP, independent auditors, have audited our consolidated financial statements and schedule included in our Annual Report on Form 10-K for the year ended December 31, 2000, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements and schedule are incorporated by reference in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

    Prospective investors may rely only on the information contained in this Prospectus. Neither SeeBeyond nor any Selling Stockholder has authorized anyone to provide prospective investors with information different from that contained in this Prospectus. This Prospectus is not an offer to sell nor is it seeking an offer to buy the shares in any jurisdiction where the offer or sale is not permitted. The information contained in this Prospectus is correct only as of the date of this Prospectus, regardless of the time of the delivery of this Prospectus or any sale of the shares.

2,574,298 Shares

SeeBeyond
Technology Corporation

Common Stock

PROSPECTUS

January   , 2002

Part II
Information Not Required In Prospectus

Item 14. Other Expenses of Issuance and Distribution

    The Company will pay all expenses incident to the offering and sale to the public of the shares being registered other than any commissions and discounts of underwriters, dealers or agents and any transfer taxes. Such expenses are set forth in the following table. All of the amounts shown are estimates except for the Securities and Exchange Commission ("SEC") registration fee and the Nasdaq Stock Market listing fee.

SEC Registration Fee	$4,707
Accounting fees and expenses	8,000
Legal fees and expenses	10,000
Printing costs	1,500
Miscellaneous	5,000

Total	$29,207

Item 15. Indemnification of Directors and Officers

    Our Bylaws limit the liability of our directors and officers for expenses to the maximum extent permitted by Delaware law. Delaware law provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except for liability (i) for any breach of their duty of loyalty to the corporation or its stockholders; (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law; (iii) for unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law; or (iv) for any transaction from which the director derived an improper personal benefit.

    Our Certificate of Incorporation provides that we must indemnify our directors and may indemnify our other officers, employees and agents to the fullest extent permitted by law.

    We have entered into agreements to indemnify our directors and officers, in addition to indemnification provided for in our Bylaws. These agreements, among other things, indemnify our directors and officers for certain expenses (including attorneys' fees), judgments, fines and settlement amounts incurred by any such person in any action or proceeding, including any action by or in the right of SeeBeyond, arising out of such person's services as a SeeBeyond director or officer, any subsidiary of SeeBeyond or any other company or enterprise to which the person provides services at our request.

    SeeBeyond's Bylaws also permit us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in such capacity, regardless of whether the Bylaws would permit indemnification. We also maintain an insurance policy insuring our directors and officers against liability for certain acts and omissions while acting in their official capacities.

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Item 16. Exhibits

Exhibit Number

5.1*	Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation
10.22**	Purchase Agreement, dated December 19, 2001, by and between the Registrant and Acqua Wellington Private Placement Fund, Ltd.
10.23**	Purchase Agreement, dated December 19, 2001, by and between the Registrant and Acqua Wellington Opportunity I Limited.
10.24**	Registration Rights Agreement, dated December 19, 2001, by and between the Registrant and Acqua Wellington Private Placement Fund, Ltd.
10.25**	Registration Rights Agreement, dated December 19, 2001, by and between the Registrant and Acqua Wellington Opportunity I Limited
23.1*	Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation (included in Exhibit 5.1)
23.2	Consent of Ernst & Young LLP, independent accountants
24.1*	Power of Attorney (contained on Page II-4)
*
Previously filed.

**
Incorporated by reference from the Registrant's Report on Form 8-K filed with the Commission on December 20, 2001.

Item 17. Undertakings

    A. The undersigned Registrant hereby undertakes:

      (1)  To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement: (i) to include any prospectus required by section 10(a)(3) of the Securities Act; (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (Section 230.424(b) of this chapter) if, the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; provided, however, that (i) and (ii) do not apply if the Registration Statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by (i) and (ii) is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

      (2)  That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the

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  securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (3)  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    B. Undertaking Regarding Filings Incorporating Subsequent Exchange Act Documents by Reference.

    The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    C. Undertaking Regarding Indemnification.

    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 15 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

    D. Undertaking Regarding Registration Statement Permitted by Rule 430A.

      (1)  For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

      (2)  For the purpose of determining liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

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Signatures

    Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable cause to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Monrovia, State of California, on January 8, 2002.

SEEBEYOND TECHNOLOGY CORPORATION
By:	/s/ BARRY J. PLAGA
Barry J. Plaga Senior Vice President, Chief Financial Officer

    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons on behalf of the Registrant on January 8, 2002.

Signature	Title

/s/ JAMES T. DEMETRIADES* James T. Demetriades	President and Chief Executive Officer (Principal Executive Officer) and Director
/s/ BARRY J. PLAGA Barry J. Plaga	Senior Vice President, Chief Financial Officer (Principal Financial and Accounting Officer)
/s/ RAYMOND J. LANE* Raymond J. Lane	Chairman of the Board of Directors
/s/ SALAH M. HASSANEIN* Salah M. Hassanein	Director
/s/ GEORGE J. STILL* George J. Still	Director
/s/ STEVEN A. LEDGER* Steven A. Ledger	Director
/s/ GEORGE ABIGAIL* George Abigail	Director

*	/s/ BARRY J. PLAGA
Barry J. Plaga		Attorney-in-fact

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Index to Exhibits

Exhibit Number

5.1*	Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation
10.22**	Purchase Agreement, dated December 19, 2001, by and between the Registrant and Acqua Wellington Private Placement Fund, Ltd.
10.23**	Purchase Agreement, dated December 19, 2001, by and between the Registrant and Acqua Wellington Opportunity I Limited.
10.24**	Registration Rights Agreement, dated December 19, 2001, by and between the Registrant and Acqua Wellington Private Placement Fund, Ltd.
10.25**	Registration Rights Agreement, dated December 19, 2001, by and between the Registrant and Acqua Wellington Opportunity I Limited
23.1*	Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation (included in Exhibit 5.1)
23.2	Consent of Ernst & Young LLP, independent accountants
24.1*	Power of Attorney (contained on Page II-4)
*
Previously filed.

**
Incorporated by reference from the Registrant's Report on Form 8-K filed with the Commission on December 20, 2001.

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QuickLinks

SeeBeyond Technology Corporation
Forward-Looking Statements
Risk Factors
Use of Proceeds
Selling Stockholders
Plan of Distribution
Indemnification of Directors and Officers
Legal Matters
Experts
Table of Contents
Part II Information Not Required In Prospectus
Item 14. Other Expenses of Issuance and Distribution
Item 15. Indemnification of Directors and Officers
Item 16. Exhibits
Item 17. Undertakings
Signatures
Index to Exhibits